UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14-A
(Rule 14A-101)

PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

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LCA-Vision Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On March 9, 2009, LCA-Vision Inc. mailed the following letter to its stockholders.

7840 Montgomery Road
Cincinnati, Ohio 45236
March 9, 2009

To My Fellow Stockholders:

VOTE THE GOLD CARD TODAY!

LCA-Vision is asking for your continued support of our Board of Directors and executive management team.  And we are not alone!

Two leading independent, third-party research and proxy advisory firms – RiskMetrics Group and Glass Lewis – unanimously recommend shareholders Support the LCA-Vision Board of Directors and Reject All Proposals by the Dissident Joffe Group.

RiskMetrics issued its report after meetings with LCA-Vision Board and management representatives as well as with the dissident group and conducting a thorough analysis of proposals and supporting statements. RiskMetrics finds, among other things:

•	Under CEO Steve Straus, LCA’s current management has responded to challenging economic conditions with a strategy “meant to position LCA to weather a sustained period of declining procedure volume.”

•
Performance improvements in recent quarters, including a gain in market share during the fourth quarter of 2008, adding, “In support of Straus’ performance we point out that in 2007, LCA still maintained increases in sales and in procedure volumes at more than double the industry volumes.”

•
A direct comparison of the Steve Straus and Stephen Joffe tenures is not appropriate because the “economic backdrop during the respective periods is indisputably different” adding “...for the greater part of Straus’ term the market has been in a prolonged recession.”  Notwithstanding the fact that the current recession is dramatically worse than the 2001 recession, RiskMetrics further notes that during the 2001 recessionary period under Stephen Joffe’s tenure, market share declined by more than in the current recessionary period.

•
Regarding Stephen Joffe, that it has, “…governance concerns that preclude us from recommending support for him,” adding that he “violated the company’s code of ethics.”  The report adds “…none of the other dissident [Director] nominees have relevant company or industry specific experience.”

In its report, Glass Lewis states:

•	Incumbent directors of LCA-Vision are in the best position to guide the Company during a turnaround period.
•
The current management team has articulated a plan to enhance shareholder value by: 1) preserving cash through cash and expense management; 2) enhancing marketing strategies; 3) expanding the Company’s marketing presence into new domestic markets; and 4) expanding the existing business model into other complementary medical procedures and services through a new Lifetime Vision model, adding that the Joffe Group’s operations plan and business strategy as presented are “particularly thin.”

•
Dissident Director nominee Edward VonderBrink, as chairman of the audit committee at Streamline Health Solutions, “has not performed that responsibility to the satisfaction of the Streamline shareholders” and the other dissident nominees do not “provide any unique or necessary experience” that would benefit the Company.

As recent news, our Board of Directors has elected Edgar F. (Skip) Heizer, III as a Director, bringing total Board membership to six including, five independent Directors.  Skip brings LCA-Vision extensive operational, legal, corporate governance and financial expertise, as well as proven success within the multi-site healthcare services model.

We have momentum.  We gained market share during the fourth quarter of 2008.  We urge you to follow the recommendations of RiskMetrics and Glass Lewis in voting for our current Board and in support of the current management team.  VOTE GOLD.

Sincerely,

Steven C. Straus
Chief Executive Officer

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Due to the nature of the Consent process, your voting instruction is extremely important and time sensitive.  LCA-Vision urges all stockholders to vote their GOLD cards to REVOKE CONSENT on all three proposals.  Please discard any proxy card that you receive from the Joffe Group.  If you have already voted to consent and wish to change your vote, you have every right to revoke your consent and vote the GOLD proxy.  Only the latest dated card counts.

LCA-Vision filed its Definitive Consent Revocation Statement (“Consent Revocation Statement”) with the Securities and Exchange Commission on Monday, February 9, 2009, and copies of the Consent Revocation Statement with a GOLD Consent Revocation Card were mailed to stockholders beginning February 10, 2009.  The Consent Revocation Statement can be obtained immediately from the SEC’s website at the following link:

http://idea.sec.gov/Archives/edgar/data/1003130/000114420409006021/v139094_defc14a.htm or from the Investor Relations section of the Company’s website at www.lasikplus.com and www.lca-vision.com.  Copies of the Consent Revocation Statement and consent revocation card may also be obtained from Georgeson Inc.

Additional Information:
Georgeson Inc. has been retained by LCA-Vision as consent revocation solicitation agent. Stockholders with questions are encouraged to call Georgeson toll-free 1-800-457-0109. Copies of the Company’s Consent Revocation Statement, and any other documents filed by LCA-Vision with the SEC in connection with the consent solicitation can be obtained free of charge from the SEC’s website at www.sec.gov, from the Company’s website at www.lasikplus.com and www.lca-vision.com, or from Georgeson.